The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

Reference Documents for the 132nd Ordinary General Meeting of Shareholders

（	Items not described in the reference documents provided to shareholders who have requested document provision based on the laws and the articles of incorporation among items provided by electronic means	）

Business report

Situation regarding accounting auditors

Structure to ensure appropriateness of business operations and operational situation such structure

Basic policy regarding company control

Policy to determine dividend of surplus, etc.

Consolidated financial statements

Consolidated statement of changes in net assets

Notes to consolidated financial statements

Financial statements

Balance sheet

Profit and loss statement

Statement of changes in net assets

Notes to non-consolidated financial statements

Accounting audit report on consolidated financial statements

Accounting audit report on financial statements

Audit report of Audit and Supervisory Committee

(From April 1, 2024 to March 31, 2025)

Daido Kogyo Co., Ltd.

We do not state the above-mentioned items in the documents provided to the shareholders who have requested a document provision based on the laws and the provisions of our company’s articles of incorporation.

As for this General Meeting of Shareholders, we will uniformly send documents describing items provided by electronic means excluding the above-mentioned items to all the shareholders regardless of having requested a document provision or not.

Situation regarding accounting auditor

[1] Name KPMG AZSA LLC

[2] Amount of compensation, etc.

Amount of compensation, etc. (million yen)
Amount of compensation, etc. for accounting auditor regarding this fiscal year	51
Total of monetary and other financial benefits payable to accounting auditor by our company and our subsidiaries	51

(notes) 1.  As the classification between the amount of audit fee, etc. for the audit based on the Companies Act and that for the audit based on the Financial Instruments and Exchange Act is not clearly made in the audit agreement between our company and the accounting auditor and it can not be practically classified either, we state the amount of compensation, etc. for accounting auditor regarding this fiscal year as total amount for these two audits.

2.	The Audit and Supervisory Committee agreed on the amount of compensation, etc. for the accounting auditor after having made the necessary verification on whether the details of the audit plan made by the accounting auditor, the execution process of accounting audit and the calculation basis, etc. for proposal of compensation amount are appropriate or not.
3.	Among our company’s important subsidiaries, Daido Chain (Changshu) Co., Ltd., D.I.D PHILIPPINES INC., P.T. DAIDO INDONESIA MANUFACTURING, D.I.D VIETNAM CO.,LTD., DID MALAYSIA SDN. BHD., DAIDO SITTIPOL CO.,LTD., D.I.D ASIA CO.,LTD., INTERFACE SOLUTIONS CO.,LTD., INTERFACE SYSTECH CO.,LTD., DAIDO INDIA PVT.LTD., DAIDO CORPORATION OF AMERICA, DAIDO INDUSTRIAL E COMERCIAL LTDA., DAIDO INDUSTRIA DE CORRENTES DA AMAZONIA LTDA., DID EUROPE S.R.L. are subject to audits by certified public accounts other than our company’s accounting auditor or auditing firms (including those who hold qualifications equivalent to these qualifications overseas).

[3] Policy to determine dismissal or non-reelection of accounting auditor

The Audit and Supervisory Committee shall decide the details of the proposal regarding dismissal or non-reelection of accounting auditor made to the General Meeting of Shareholders in case the Committee acknowledges it necessary such as there occurs certain difficulty for the accounting auditor executes the responsibilities.

In addition, in case the accounting auditor is assumed to fall on one of the provisions defined in each of Article 340, Clause 1 of the Companies Act, the Committee shall dismiss the accounting auditor based on the consent of all Audit and Supervisory Committee members. In this case, it shall report such a decision to dismiss the accounting auditor and the reason for the dismissal.

[4] Overview of the details of limited liability contract

Not applicable.

Structure to ensure operational appropriateness and operational situation of this structure

[1]	Overview of decision details regarding structure to ensure operational appropriateness

The overview of decision details regarding the structure to ensure that directors’ execution of their responsibilities conforms to the laws and the articles of incorporation and other structures to ensure the operational appropriateness for the company’s operations and for the operations of the company group consisting of our company and the subsidiaries is as follows.

(1)	Structure to ensure that directors’ and employees’ execution of responsibilities conforms to the laws and the articles of incorporation

Our company shall systemize rules and standards required for compliance with laws execution of management and operations, define its treatment and operations and implement a structure to ensure that directors’ and employees’ execution of responsibilities is made appropriately and efficiently.

Regarding safety and disaster prevention, etc., we shall have various committees to comply with the laws through their activities and regarding the product quality and the environment, we shall ensure the corporate social responsibility through the operation of ISO management system.

We shall have sustainability committee chaired by President to manage and promote activities regarding sustainability management including group companies.

In addition, we shall have an inter control and audit office directly reporting to President, independent from each business operation division, to assess the establishment and operation of internal control in the company group and to ensure the compliance with laws and ethics in business activities.

(2)	Structure to store and manage information regarding directors’ execution of responsibilities

We shall record, store and manage information regarding directors’ execution of responsibilities in documents or electronic and magnetic media (hereinafter referred to as documents, etc.) following “the document management rules”. Directors and the Audit and Supervisory Committee may obtain information in these documents, etc. in a timely manner.

(3)	Rules regarding management of risk of loss and other structures

We shall ensure preventive measures for hazardous situations through the establishment and management of rules regarding safety and disaster prevention and activities of various committees and in case of hazardous situations, each division in charge shall have various committees as necessary and take organization measures to minimize the risk of loss.

We shall further identify potential risks in the company group to ensure the establishment of required rules and structures.

(4)	Structure to ensure that directors’ execution of responsibilities is efficiently made

We shall pursue the efficiency of directors’ execution of responsibilities in the company group using the following enterprise management systems.

1)	To clearly document authorities and decision-making rules in the internal regulations
2)	To set management meetings, etc. consisting of directors
3)	To make the mid-term management plan, the annual plan based on the mid-term management plan and performance indicators by division and budget by the Board of Directors
4)	To implement monthly performance management and budget management using IT systems

(5)	Structure to ensure operational appropriateness regarding the following structures and other company consisting of our company and the subsidiaries
a.	Structure regarding the reporting to our company of matters relating to directors’ and employees’ execution of responsibilities in the subsidiaries
b.	Structure including rules regarding the management of risk of loss in the subsidiaries
c.	Structure to ensure that the execution of responsibilities by directors, etc. in the subsidiaries is efficiently made
d.	Structure to ensure that the execution of responsibilities by directors, etc. and employees in the subsidiaries conforms to the laws and the articles of incorporation

Our company asks each of the group companies to submit monthly reports and prior reporting of material issues based on “the group company management rules”. In addition, at the management strategy meeting, we shall receive the report on management performance and management plans, etc. and approve them. Through these measures, we shall ensure the company group’s prompt decision-making and execution of responsibilities.

In addition, for the above b., c. and d., we shall make efforts to establish the company group’s rules and structures as per the above (1), (3) and (4).

As for ensuring the reliability of the financial report based on the Financial Instruments and Exchange Act, the internal control and audit office shall review and assess the establishment and operational situation of the company group’s internal control and propose improvement measures to the management and the Board of Directors as necessary.

(6)	Matters regarding an employee in case the Audit and Supervisory Committee asks to have such an employee to support the Committee’s responsibilities

Our company shall have the Audit and Supervisory Committee and appoint designated staff to support its responsibilities. Such staff shall be those who have competence and knowledge to verify company operations.

(7)	Matters regarding independence of the employee stated in the previous clause from directors (except directors serving as Audit and Supervisory Committee Members)

As for appointment, transfer, appraisal and disciplinary action for such an employee, we shall discuss such issues with the Audit and Supervisory Committee in advance and make decisions upon its approval to ensure independence from directors (except directors serving as the Audit and Supervisory Committee Members).

(8)	Matters regarding assurance of effectiveness for the Audit and Supervisory Committee’s instructions to an employee who should support the Audit and Supervisory Committee responsibilities

Such an employee shall exclusively abide by the Audit and Supervisory Committee’s instructions and orders and execute the responsibilities.

(9)	Structure stated below and structure regarding the other report to the Audit and Supervisory Committee
a.	Structure for directors (except directors serving as the Audit and Supervisory Committee Members) and employees to report to the Audit and Supervisory Committee
b.	Structure for directors, auditors, employees or those who are reported from them to report to the Audit and Supervisory Committee of our company

Our company shall report to the Audit and Supervisory Committee at the Board of Directors meetings, the management meetings and other important meetings the matters defined in the laws and the articles of incorporation and other important matters including management plan, business management, financing and human resources management.

Notwithstanding the previous sentence, the Audit and Supervisory Committee may, as necessary, ask directors and employees of our company and each of the group companies to make a report. In addition, the Committee may access such records as information in meeting minutes.

(10)	Structure to ensure that those who have made the report stated in the previous clause are not exposed to unfavorable treatment due to the reason that they made such reports

Our company and each of the group companies prohibit imposing any unfavorable treatment on those who have made the report stated in the previous clause to the Audit and Supervisory Committee due to the reason that they made such reports.

(11)	Matters regarding the policy on procedures for advance payment or reimbursement of expenses incurred due to the Audit and Supervisory Committee Members’ execution of the responsibilities (limited to those relating to the execution of the responsibilities by the Audit and Supervisory Committee) and the treatment of other expenses or liabilities incurred due to the Audit and Supervisory Committee Members’ execution of the responsibilities

In case the Audit and Supervisory Committee Members claim the advance payment or reimbursement of expenses incurred due to the execution of the responsibilities, we shall promptly settle such expenses or liabilities, except for such cases that they are deemed to be unnecessary for the execution of the responsibilities.

(12)	Structure to ensure that other audits by the Audit and Supervisory Committee are effectively made

The management, including the Representative Director, shall periodically exchange opinions and information with the Audit and Supervisory Committee, provide necessary information in a timely manner and aim for mutual understanding with the Audit and Supervisory Committee. In addition, in case the Audit and Supervisory Committee deems necessary for the execution of the Audit and Supervisory Committee’s responsibilities, we shall ensure an environment for the Committee to cooperate with external experts such as lawyers and certified public accountants.

(13)	Structure to eliminate antisocial forces

Our company shall ensure denying all the relations with antisocial forces giving a threat to the orders of the civil society and the companies’ heathy activities, and for any unlawful claims, the division in charge shall cooperate with external authorities such as the police and lawyers and take decisive actions organizationally.

[2]	Overview of operational situation of structure to ensure operational appropriateness

The overview of operational situation of the structure to ensure that the directors’ execution of the responsibilities conforms to the laws and the articles of incorporation and other structures to ensure the company’s operational appropriateness is as follows.

(1)	Overall internal control system

Our company ensures that the internal control and audit office, independent and directly reporting to President, audits the establishment and operational situation of operational audits and internal control system of our company group based on the basic policy on internal control resolved at the Board of Directors. In addition, we ensure the necessary correction and improvement to enable the internal control to function effectively and continuously by having periodical monitoring. As for important issues regarding the establishment, operation and improvement of the internal control system, we determine the countermeasures after discussing them at the Sustainability Committee held based on the plan made at the beginning of the fiscal year.

(2)	Compliance

We ensure the development of compliance awareness in the entire company group through the operation of the Sustainability Committee. In addition, we ensure notifying the helpline system (contact window for whistleblowing) through the establishment and operation of whistleblowing rules. As for reported matters, we ensure appropriate handling in cooperation with each internal division and external experts, etc. and timely reporting at the Sustainability Committee.

(3)	Management structure for the group companies

We have a management strategy meeting based on the group company management rules applied to our group companies to ensure appropriate and efficient management of operations in our company group. At this meeting, we report and approve business performance and management plans, etc. of the group companies, ensure the group management policies and make coordination, etc. among the group companies.

(4)	Internal control over financial reports

We ensure tests on operational situation for internal control by the internal audit and the accounting auditor and evaluate the internal control over our company group’s financial reports to ensure the reliability of financial reports based on the basic policy and plan for internal control. In addition, we ensure the establishment, evaluation and improvement of internal rules, operational processes in parallel, and these evaluation results are reported to directors and the Audit and Supervisory Committee through the Sustainability Committee and separately reported to the accounting auditor.

Basic policy regarding control of the company

Our company defines a basic policy regarding those who control the decision on financial and business policies and the details, etc. are as follows.

I	Overview of the details of the basic policy

Our company’s Board of Directors believes that the decision to sell our company’s shares, responding to a large-scale purchasing action by a specific party, should be designated to the judgment of our shareholders who finally own our company shares as long as we accept the sale and purchase of our company shares freely as a listed company.

However, we believe that it is indispensable to take measures standing on mid and long-term viewpoints ensuring (1) technology to fulfill customers’ needs, (2) global supply structure, (3) strong relationship of trust with business partners, (4) Global brand power of “D.I.D.”, (5) contribution to regional economy and society, (6) ensuring the mutually complementary relationship among businesses, which are sources of our corporate value to improve the corporate value and eventually shareholders’ common benefits by thoroughly pursuing technologies to fulfill customers’ needs and by delivering high-function, high-quality products. If measures based on such mid and long-term viewpoints are not taken by those who control the decision on the financial and business policies of our company, there is a possibility that our company group’s corporate value, eventually the shareholders’ mutual benefits and benefits of all the stakeholders relating to our company group may be damaged.

Though our company promotes IR activities so that our shareholders can understand the appropriate value of our company share, in case a sudden and large-scale purchasing act occurs, for our shareholders to appropriately judge whether such large-scale purchasing act by the purchaser is appropriate or not including whether the purchase price for our company shares proposed by the purchaser is appropriate or not in a short period of time, it is indispensable for them to receive appropriate and sufficient information both from the purchaser and the Board of Directors of our company. In addition, for shareholders who plan to continuously hold our company shares, we believe such information as the impact of such purchasing act to our company group, the management policy which the purchaser considers when participating in our company’s management, the details of the business plan and the opinion of our company’s Board of Directors over such purchasing act should be important judgment criteria to study the continuous possession of our company shares.

Considering the above, we believe it necessary for a purchaser who would make a large-scale purchasing act to provide our company with necessary and sufficient information on the purchasing act in advance for shareholders’ judgement following a certain rule (please refer to III for the details. Hereinafter referred to as “rules for large-scale purchasing act”) prepared and disclosed by our company in advance, and to start such purchasing act after a certain evaluation period by our company’s Board of Directors would pass and a resolution either by our company’s Board of Directors or the General Meeting of Shareholders would be made regarding whether allotment of share without contribution for share option be made or not.

In addition, we cannot guarantee that some large-scale purchasing acts might substantially damage the corporate value and eventually shareholders’ common benefits. Our company believes that it is necessary to take measures that our company’s Board of Directors consider appropriate against such a large-scale purchasing act following the response policy described later to protect the corporate value and eventually shareholders’ common benefits.

II	Overview of special approaches contributing to materialization of the basic policy on effective use of our company’s assets, formulation of appropriate company group and other controls of company

Our company renewed the Management Philosophy in February 2024 and adopted the long-term management vision “DID MUGENDAI SMILE VISION 2035” and the mid-term management plan “Make Smile From Heart” in May 2024 and aims for the maintenance of resources and further reinforcement of our company’s corporate value based on human capital management, using two pillars such as global expansion strategy and sustainability business creation.

In addition, our company prioritizes achieving fair management to increase management efficiency and transparency and makes the effective functioning of corporate governance as a basic policy. More concretely, at the Ordinary General Meeting of Shareholders held on June 26, 2020, our company moved to a company with an Audit and Supervisory Committee, the Audit and Supervisory Committee Members taking charge of audit, etc. over directors’ execution of responsibilities became members of the Board of Directors, and we make efforts to further enhance corporate governance through the reinforcement of oversight function by the Board of Directors and the further reinforcement of monitoring system. In addition, we try to ensure more prompt decision-making by the Board of Directors and reinforcement and enhancement of audit structure by reducing one internal director at the Ordinary General Meeting of Shareholders held on June 24, 2021, and by reducing two directors and adding one external director at the Ordinary General Meeting of Shareholders held on June 25, 2024. Currently, we have 9 directors in total, out of which 4 directors are external directors (four of them are independent external directors).

In addition, we established the internal control and audit office since April 2008 to ensure compliance, and it oversights and promotes important activities for continuous enhancement of the internal control system and fulfillment of corporate social responsibilities. In addition, since May 2024, we have established the Sustainability Committee chaired by the Representative Director by unifying it with the CSR Committee. This Committee consists of all the directors including the Audit and Supervisory Committee Members, executive officers and Presidents of subsidiaries and discusses issues regarding promotion of activities to take opportunities while mitigating overall risk of our company group and the sustainability management.

III	Overview of approaches to prevent inappropriate parties in the light of the basic policy regarding the control of the company from controlling the decision of our company’s financial and business policies

Our company approved a resolution to continue “the response policy for large-scale purchasing act of our company’s shares, etc.”, introduced based on the resolution at the Board of Directors meeting held on May 21, 2020 and the resolution at the 127th Ordinary General Meeting of Shareholders held on June 26, 2020, after making a partial revision, in the light of the basic policy regarding the control of the company stated in I at the our company’s Board of Directors meeting held on May 12, 2023 (the response policy after the revision shall be referred to as “this response policy” hereinafter).

This response policy asks a large-scale purchaser to comply with the large-scale purchasing rule such as (1) the large-scale purchaser shall provide necessary and sufficient information regarding such large-scale purchasing act to our company’s Board of Directors in advance, (2) a certain evaluation period for our company’s Board of Directors passes and (3) the purchaser shall start the large-scale purchasing act after our company’s Board of Directors or the General Meeting of Shareholders makes a resolution on whether allotment of share without contribution for share option be made or not in case of (i) a purchasing act of our company’s shares, etc. aiming that the voting rights ratio of specific shareholders’ group would be 20% or more,

(ii) a purchasing act of our company’s shares, etc. as a result of which the voting rights ratio of specific shareholders’ group would 20% or more (regardless of actual purchasing method including market trading and tender offer, excluding the purchasing act our company’s Board of Directors consents in advance) or (iii) a consent, etc. with our company’s other shareholders as a result of which the voting rights ratio of specific shareholders’ group would be 20% or more (such purchasing act or such consent, etc. shall be referred to as “large-scale purchasing act” and such parties who execute such purchasing act or such consent, etc. shall be referred to as “large-scale purchaser” hereinafter) and it defers the large-scale purchasing act substantially damaging our company’s corporate value and eventually shareholders’ common benefits by using allotment of share without contribution for share option and aims for improvement of our company’s corporate value and eventually shareholders’ common benefits.

In case there is a large-scale purchasing act of our company’s shares, etc., firstly, we ask the large-scale purchaser to submit a letter of intent to our company’s Representative Director describing the overview of the large-scale purchaser and the large-scale purchasing act as well as the intention to comply with the large-scale purchasing rule.

In addition, we ask the large-scale purchaser to provide necessary information for shareholders’ judgement and for opinion formulation by our company’s Board of Directors and the independent committee based on the list of necessary information issued within 10 working days after our company’s Board of Directors’ receipt of such a letter of intent.

Then, we shall set 60 days (in case of purchasing of our company’s total shares through tender offer using cash (yen) only for purchase) or 90 days (in case of other large-scale purchasing act) as a period for our company’s Board of Directors to evaluate, study, negotiate, formulate opinions and make alternative plans after the large-scale purchaser completes providing the afore-mentioned information to our company’s Board of Directors, depending on the degree of difficulty for evaluation, etc. of large-scale purchasing act and our company’s Board of Directors shall publish opinions of our company’s Board of Directors, within such periods, receiving advice from external experts, etc., comprehensively evaluating and studying information provided by the large-scale purchaser and respecting recommendations of the independent committee stated later at the maximum. In addition, our company’s Board of Directors shall, as necessary, negotiate the improvement of conditions regarding the large-scale purchasing act with such a large-scale purchaser and may propose an alternative plan as our company’s Board of Directors. Our company’s Board of Directors may extend the evaluation period for the Board of Directors by 30 days at the maximum within the required scope, based on recommendations of the independent committee.

Our company’s Board of Directors shall establish an independent committee consisting of members selected from our company’s external directors and external experts independent from the management executing our company’s responsibilities as advisory body to appropriately manage this response policy and prevent arbitrary judgment by our company’s Board of Directors and for such critical judgement on this response policy as whether executing allotment of share without contribution for share option or not, as the large-scale purchaser would not comply with the large-scale purchasing rule or whether executing allotment of share without contribution for share option or not, as such large-scale purchasing act would be likely to substantially damage our company’s corporate value and eventually shareholders’ common benefits, we shall seek for advice from the independent committee. The independent committee shall make recommendations on whether executing allotment of share without contribution for share option or not or letting the General meeting of Shareholders discuss whether executing allotment of share without contribution for share option or not to our company’s Board of Directors.

Our company’s Board of Directors shall respect the recommendations of the afore-mentioned independent committee at the maximum and make a resolution on whether executing allotment of share without contribution for share option or not, a resolution for convocation of the General Meeting of Shareholders and other required resolutions. In case we need to let the shareholders discuss whether executing allotment of share without contribution for share option or not at the General Meeting of Shareholders, we shall hold our company’s General Meeting of Shareholders within 60 days, at the maximum, from the resolution date of convocation of the General Meeting of Shareholders. In case we execute allotment of share without contribution for share option, share option holders execute share option by paying the amount of one yen or more and obtain our company’s common share, and we may impose on such share option holders such execution conditions that the right execution by large-scale purchasers would not be allowed or such purchasing conditions that our company may obtain the share option in exchange for our company’s shares from those other than large-scale purchasers. In addition, our company’s Board of Directors may suspend or change the execution of allotment of share without contribution for share option when judging that the execution of allotment of share without contribution for share option is not appropriate even after our company’s Board of Directors or the General Meeting of Shareholders has resolved the execution of allotment of share without contribution for share option, respecting the independent committee’s recommendations at the maximum. In case our company’s Board of Directors makes the afore-mentioned resolution, it shall disclose such information appropriately and in a timely manner.

As the continuation of this response policy was approved at the Ordinary General Meeting of Shareholders held on June 23, 2023, its validity is from the date of such Ordinary General Meeting of Shareholders to the closing date of the Ordinary General Meeting of Shareholders which is in the last fiscal year among fiscal years finishing within 3 years from June 23, 2023 and for the renewal of this response policy thereafter (including renewal with partial revision as well), it shall be approved by our company’s General Meeting of Shareholders. In addition, even within the valid period of this response policy, we may revise this response policy from the viewpoint of improvement of corporate value and eventually shareholders’ common benefits by reviewing as necessary considering the alignment with related laws and the alignment with the listing system defined by the financial instruments exchange. As for the details of this response policy, please refer to the press release dated May 12, 2023 published on our company’s website (address: https://www.did-daido.co.jp/) on the internet.

IV	Our company’s Board of Directors’ judgment for practical approaches and its reason

The special approaches contributing to materialization of the basic policy on effective use of our company’s assets, formulation of appropriate company group and other controls of company described in II are, as described in II, practical measures to improve our company’s corporate value and eventually shareholders’ common benefits and in line with our company’s basic policy, not aiming to maintain the positions of our company officers. This response policy described in III has continued to improve the corporate value and eventually shareholders’ common benefits, as described in III, and in line with our company’s basic policy, not aiming to maintain the positions of our company officers. In particular, this response policy contributes to the corporate value and eventually shareholders’ common benefits, not aiming to maintain the positions of our company officers, judging from the fact that we have such measures to ensure the fairness and the objectivity in its details including such points that we establish an independent committee as organization independent from our company’s Board of Directors and it is always required for the Board of Directors to always discuss with the independent committee when judging whether executing allotment of share without contribution for share option or not, and that the execution of allotment of share without contribution for share option may be proposed at the General Meeting of Shareholders as necessary, and that the validity of this response policy is 3 years and its further continuation needs to be approved by our shareholders.

Policy regarding decision dividend of surplus

Our company positions the profit return to our shareholders as one of the most important management policies and will ensure a dividend, comprehensively taking the annual business performance, the management environment and the strengthening of long and mid-term financial structure into account, keeping the maintenance of stable dividend as base. In addition, our approach for the profit return in the 13th mid-term management plan (FY2024 to FY2026) is to aim for continuous enhancement including the annual dividend of 15 yen per share as minimum and the target for the total return ratio of 25% or more in the final fiscal year.

As for the annual dividend for this fiscal year, we would like to make it 25 yen per share based on the above-mentioned policy and approach.

Consolidated statements of changes in net assets

（	From April 1, 2024 to March 31,2025	）

(

(Unit: million yen)

	Shareholder’s Equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total shareholder’s equity
April 1, 2024 Balance at beginning of current period	3,536	3,270	14,068	Δ423	20,451
Changes of items during period
Dividend of surplus			Δ155		Δ155
Purchase of shares of consolidated subsidiaries		Δ0			Δ0
Net income attributable to owners of the parent			1,192		1,192
Purchase of treasury shares				Δ209	Δ209
Disposal of treasury shares		3		10	13
Net changes of items other than shareholder’s equity
Total changes of items during period	―	3	1,036	Δ199	840
March 31, 2025 Balance at end of current period	3,536	3,273	15,105	Δ622	21,292

	Accumulated other comprehensive income				Non-controlling interests	Total net assets
	Other difference in Securities valuation	Foreign currency translation reserve	Remeasurements of defined benefit plans	Accumulated other comprehensive income total
April 1, 2024 Balance at beginning of current period	8,216	2,277	212	10,706	5,527	36,685
Changes of items during period
Dividend of surplus						Δ155
Purchase of shares of consolidated subsidiaries						Δ0
Net income attributable to owners of the parent						1,192
Purchase of treasury shares						Δ209
Disposal of treasury shares						13
Net changes of items other than shareholder’s equity	Δ2,391	880	235	Δ1,275	536	Δ738
Total changes of items during period	Δ2,391	880	235	Δ1,275	536	101
March 31, 2025 Balance at end of current period	5,825	3,157	447	9,430	6,064	36,787

Notes to consolidated financial statements

1.	Notes, etc. regarding important matters as basis for preparing consolidated financial statements
[1]	Matters regarding the scope of consolidation

(1) Number of consolidated subsidiaries         17 subsidiaries

Names of consolidated subsidiaries             Daido General Service

Shinsei Kogyo Co., Ltd.

Daido Chain (Changshu) Co., Ltd.

D.I.D PHILIPPINES INC.

P.T. DAIDO INDONESIA MANUFACTURING

D.I.D VIETNAM CO.,LTD.

DID MALAYSIA SDN. BHD.

DAIDO SITTIPOL CO.,LTD.

D.I.D ASIA CO.,LTD.

INTERFACE SOLUTIONS CO.,LTD.

INTERFACE SYSTECH CO.,LTD.

DAIDO INDIA PVT.LTD.

DAIDO CORPORATION OF AMERICA

DAIDO INDUSTRIAL E COMERCIAL LTDA.

DAIDO INDUSTRIA DE CORRENTES DA AMAZONIA LTDA.

DID EUROPE S.R.L.

Other one subsidiary

(2) Names of non-consolidated subsidiaries   Daido Techno Co., Ltd.

Daido Kensetsu Co., Ltd.

Shoken Kogyo Co., Ltd.

(Reason for exclusion from the scope of consolidation)

The impact of the total assets, the sales, the net income and the retained earnings of non-consolidated subsidiaries to the consolidated financial statements is minor and they are not material as a whole, so we categorize them as non-consolidated subsidiaries.

[2]	Matters regarding the application of the equity method

(1) Number of non-consolidated subsidiaries accounted for using the equity method

One company             Daido Techno Co., Ltd.

(2) Number of affiliated companies accounted for using the equity method

Two companies          Tsukiboshi Manufacturing Co., Ltd.
IWIS-DAIDO LLC

(3) As for two non-consolidated subsidiaries (Daido Kensetsu Co., Ltd., Shoken Kogyo Co., Ltd.) and four affiliated companies (Izumi Shoko Co., Ltd., Sugimura Seiko Co., Ltd., F2 Techno Co., Ltd., ATLAS DID (PRIVATE) LTD.), considering the net income and the retained earnings for each company, their impact on the consolidated financial statements is minor and they are not material as a whole even if being excluded from companies accounted for using the equity method, therefore, we exclude them from the companies accounted for using the equity method.

[3] Matters regarding the fiscal year, etc. of consolidated subsidiaries

Out of 17 consolidated subsidiaries, the settling day for the following 14 subsidiaries is December 31st.

Daido Chain (Changshu) Co., Ltd.

D.I.D PHILIPPINES INC.

P.T. DAIDO INDONESIA MANUFACTURING

D.I.D VIETNAM CO.,LTD.

DID MALAYSIA SDN. BHD.

DAIDO SITTIPOL CO.,LTD.

D.I.D ASIA CO.,LTD.

INTERFACE SOLUTIONS CO.,LTD.

INTERFACE SYSTECH CO.,LTD.

DAIDO CORPORATION OF AMERICA

DAIDO INDUSTRIAL E COMERCIAL LTDA.

DAIDO INDUSTRIA DE CORRENTES DA AMAZONIA LTDA.

DID EUROPE S.R.L.

And one other subsidiary

For preparation of the consolidated financial statements, we use the subsidiaries’ financial statements as of their settling day and adjust required for consolidation on material transactions realized between their settling day and the settling day of the consolidated financial statements.

Out of 17 consolidated subsidiaries, the settling day of the following 3 subsidiaries is the same as the settling day of the consolidated financial statements.

Daido General Service

Shinsei Kogyo Co., Ltd.

DAIDO INDIA PVT. LTD.

[4]	Matters regarding accounting policy

(1) Valuation criteria and valuation method for important assets

1) Securities

Other securities

Other than shares without a market price	:	The market value method (the valuation difference is reported as a component of shareholders’ equity and the cost of goods sold is calculated by the moving average method.)
Shares, etc. without a market price	:	The cost method using the moving average method
2) Derivatives	:	The market value method

3) Inventory

Finished products	:	Mainly, the cost method using the weighted-average method

Work in process	:	Mainly, the cost method using the weighted-average method
Raw materials and supplies	:	Mainly, the cost method using the moving average method

(The values in the balance sheet are calculated using the method of reducing book value based on the decrease in profitability.)

(2) Depreciation method for important depreciable assets

1) Tangible fixed assets (excluding lease assets)	:	Our company and the consolidated subsidiaries in Japan use the declining balance method.

However, as for the buildings (excluding accessory equipment) obtained after April 1, 1998, and the accessory equipment and structures obtained after April 1, 2016, we use the straight-line method. In addition, the overseas consolidated subsidiaries use the straight-line method. The main service life is as follows.

Buildings and structures: 2 to 60 years

Machinery, equipment and delivery equipment: 2 to 20 years

2) Intangible fixed assets

(excluding lease assets)

Software	:	As for software (for internal use), we use the straight-line method based on the internal usable period (5 years).
3) Lease assets	:	As for lease assets under the finance lease exempt from passage of title, we set the lease period as service life and the difference between the total lease fee and the equivalent to the acquisition cost is deemed as interest equivalents and we apply a method to distribute such amount to each term using the interest method.

(3) Accounting method for important deferred assets

Bond issuance cost	:	The bond issuance cost is written off by the straight-line method throughout the bond redemption period for each applicable bond.

(4) Criteria for recording of important reserve
1) Allowance for doubtful accounts	:	We record the estimated uncollectible amount, using the loan loss ratio for general receivables, and by considering the collectability for each receivable for such specific receivables as doubtful accounts receivable to prepare for bad debt loss for accounts receivable and loan receivable, etc.

2) Reserve for bonuses	:	We record it based on the estimated amount borne in this consolidated fiscal year to cover the payment of bonuses payable to employees.
3) Reserve for directors’ bonuses	:	We record it based on the estimated amount borne in this consolidated fiscal year to prepare for the payment of bonuses payable to directors.
4) Provision for product warranties	:	We record the estimated amount to be incurred in future based on the past actual result and the estimated amount based on individual consideration to prepare for the expense for product warranties.

5) Provision for loss on order received	:	We record the estimated loss amount for such orders with which a loss is likely to occur and with which such loss can be reasonably estimated among all the orders in this consolidated fiscal year to prepare for future loss relating to order contracts.
6) Provision for loss on disaster	:	We record the estimated amount to be incurred in future to prepare for the expenses required for restoring, etc. of assets damaged by the disaster.

(5) Accounting method regarding retirement benefits

1)	In calculating retirement benefits liabilities, we use the benefit calculation criteria as a method to cut-off the estimated retirement benefits to the period of the end of this consolidated fiscal year.
2)	Cost accounting method for actuarial differences

We account for the actuarial differences by mainly processing the amount distributed by the straight-line method based on fixed years (10 years) within the average residual years of service for employees when such differences occur in each consolidated fiscal year, starting from the next consolidated fiscal year after they occur.

3)	Accounting method for unrecognized actuarial differences

We account for the unrecognized actuarial differences in the remeasurements of defined benefit plans, other accumulated comprehensive income of net assets after adjusting the tax effects.

(6) Criteria for recording important revenues and expenses

The details of the main obligations in our main businesses relating to profits generated from the contracts with customers of our company and the consolidated subsidiaries and the usual timing to fulfill such obligations (the usual timing to recognize revenues) are as follows.

Our company group mainly engages in the motorcycle parts business (motorcycle chains, rims, spokes, wheels), the automobile parts business (automobile engine chains, sprocket, tensioner), the industrial machinery business (chains for industrial machinery, conveyor) and sales of others (welfare equipment, petroleum products, steel materials) and provision of related services.

For sales of products, we recognize revenues when the control of products is transferred to customers based on the contract with them and for services, etc. in the industrial machinery business, we recognize revenues when our company fulfills the obligation based on the contract with customers.

For certain sales of products, we have an obligation to deliver merchandise or products based on the sales contract with customers. Under this obligation, as customers obtain control of such items when we complete the delivery of merchandise or products, we conclude that our obligation is fulfilled. By applying the substitute treatment in Article 98 of “The Guidance on the Accounting Standard for Revenue Recognition”, we recognize revenues when delivering such items.

In addition, for the transaction with supply for a fee where we purchase parts, etc. from customers and then sell finished products after processing to such customers, we recognize revenues by applying net value after deducting the purchase costs of such parts, etc.

For variable amounts such as price reduction and rebates, we include only the amount with high probability of not having substantial revenue decrease recorded till the time when the uncertainty with such variable amount is finally eliminated in the transaction price.

For certain product sales in the industrial machinery business, we have an obligation to deliver products and services responding to customers’ specifications and the obligation for such products shall be fulfilled according to the progress of manufacturing and the control of assets or services is to be transferred during a certain period of time, therefore, we conclude that our obligation is fulfilled throughout a certain period of time.

We recognize such revenue in accordance with the degree of progress only when we can estimate such degree of progress with reliability, except for works involving small amount and short period. We calculate the degree of progress using a proportion of accumulated actual incurred cost against the direct estimated cost, as we judge that the incurred cost appropriately indicates the degree of progress.

Moreover, by applying the substitute treatment in Article 95 of “The Guidance on the Accounting Standard for Revenue Recognition”, we recognize revenues when we completely fulfill the obligation, not recognizing revenues throughout a certain period of time, in case the period from the starting date of the transaction based on the contract to the timing when we estimate to completely fulfill the obligation is substantially short.

In addition, the amount for transactions in main businesses is received mostly within 6 months after fulfilling the obligation, therefore, there is no critical financing factor.

(7)	Criteria to convert important foreign currency-based assets or liabilities into Japanese yen

The foreign currency-based accounts receivable or liabilities are converted into Japanese yen using the spot exchange rate of the settling day and we account for the exchange differences either as gain or loss. In addition, the assets and liabilities of overseas subsidiaries, etc. are converted into Japanese yen using the spot exchange rate of the settling day of each overseas subsidiaries and the revenues and expenses are converted into Japanese yen using the average exchange rate during the fiscal term, and the exchange differences are included in the foreign currency translation adjustment and the non-controlling interest of net assets.

2.	Notes regarding changes in accounting policy

[1] Application of “The Accounting Standard for Income Taxes”, etc.

We apply the”The Accounting Standard for Income Taxes”, etc. (ASBJ Statement No. 27, October 28, 2022. Hereinafter referred to as “2022 Revised Accounting Standard”) from the beginning of this consolidated fiscal year.

As for the revision in the account for corporate taxes, etc. (taxes on other comprehensive income), we follow the transitional treatment defined in the proviso, Article 20-3 of 2022 Revised Accounting Standard and the transitional treatment defined in the proviso, Article 65-2 [2] of “The Guidance on The Accounting Standard regarding Tax Effect Accounting” (ASBJ Statement No. 28, October 28, 2022. Hereinafter referred to as “2022 Revised Guidance”).

In addition, the change in this accounting policy does not have any impact on the consolidated financial statements.

Moreover, as for the revision relating to review of treatment in consolidated financial statements when we defer the sales gain or loss generated following the sale of subsidiaries’ shares, etc. among consolidated companies for tax purposes, we apply 2022 Revised Guidance from the beginning of this consolidated fiscal year.

The change in this accounting policy does not have any impact on the consolidated financial statements.

3.	Notes regarding revenue recognition
[1]	Disaggregation of revenue

Our group’s sales are revenues recognized based on contracts with customers and the disaggregated details into revenues by business type and by timing of revenue recognition are as follows.

(Unit: million yen)

	Reporting segment
	Japan	Asia	North America	South America	Europe	Total
By business
Motorcycle parts business	7,914	13,451	1,174	3,486	4,530	30,558
Automobile parts business	3,233	2,331	3	－	－	5,568
Industrial machinery business	7,217	2,226	1,960	1,660	220	13,286
Others	7,903	135	0	59	1	8,101
Total	26,269	18,146	3,140	5,207	4,753	57,515
Timing of revenue recognition
Assets transferred at a point	25,825	16,402	3,140	5,207	4,753	55,328
Assets transferred during a certain period	443	1,743	－	－	－	2,187
Total	26,269	18,146	3,140	5,207	4,753	57,515

(Note)  The main products and services included in each business are as follows.

Motorcycle parts business --- motorcycle chains, rims, spokes, wheels

Automobile parts business --- chains for automobile engines, sprocket, tensioner

Industrial machinery business --- chains for industrial machinery, conveyor

Others --- welfare equipment, petroleum products, steel materials

[2]	Information used as a base to understand revenues

It is described in “Matters regarding accounting policy” and “Criteria for recording important revenues and expenses”.

[3]	Information to understand the revenue amount for this consolidated fiscal year and periods after the next consolidated fiscal year.

The contract asset is a company’s right for the amount to receive in exchange for assets or services transferred to customers and the contract liability is mainly an advance payment from customers relating to construction contracts.

Our company group does not describe information on residual obligations, applying practical approaches, as we do not have any important transaction of which an individual estimated contract period exceeds one year. In addition, there is no important amount not included in the transaction price in the amounts generated from contracts with customers.

4.	Notes regarding accounting estimates

As for the accounting estimates, we calculate reasonable amounts based on available information when preparing the consolidated financial statements. Among the accounting estimates recorded in the financial statements for this consolidated fiscal year, the accounting items which may have an important impact on the financial statements for the next fiscal year are as follows.

[1] Recognition and measurement of impairment loss for fixed assets regarding our company’s aluminum rim business.

(1) The amount recorded in the financial statements of this consolidated fiscal year

Tangible fixed assets	817 million yen
Impairment loss	289 million yen

In the aluminum rim business, we continuously recorded an operational loss, as the motorcycle demand under the COVID-19 pandemic calmed down and there was a production adjustment at motorcycle manufacturers, and in particular, the sales of high-value added tubeless rims for overseas markets were under the budget and due to the increase of raw material cost and energy cost. As a result, there is an indication for impairment, so we have judged whether we should recognize the impairment loss or not in this consolidated fiscal year.

As a result of our review, we wrote down the book value of the applicable asset group to the collectible amount, as the total amount of undiscounted future cashflow decreased below the book value of the tangible fixed assets and we recorded such decreased amount of 289 million yen as impairment loss.

(2)	Other information contributing to the understanding by users of the consolidated financial statements on the details of accounting estimates

Our company regularly amortizes fixed assets and in case there is an indication of potential impairment for fixed assets, by comparing the total amount of undiscounted future cashflow obtained from the asset group with the book value, we need to judge whether we should recognize the impairment loss or not. As a result of the judgment, if it is necessary to recognize the impairment loss, we reduce the book value to the collectible amount and the decrease in book value is recognized as the impairment loss. The collectible amount is measured as either net realizable value

The estimation of future cash flow used to measure such judgment and the impairment loss is based on the business plan of the aluminum rim business and uses the sales increase due to sales expansion of high value-added tubeless rim on which our company has been focusing as its precondition, adding the future market development. In addition, the net realizable value is based on the appraised value calculated by the external expert.

In case we need to review the business plan due to the uncertain future economic situation or the change in management environment or in case the net realizable value decreases due to the trend of the future real estate market, etc., it is possible to have an important impact on the consolidated financial statements of the next consolidated fiscal year.

[2]	Whether we need to recognize the impairment loss for fixed assets of our company’s industrial machinery business
(1)	The amount recorded in the consolidated financial statements of this consolidated fiscal year
Tangible fixed assets	1,845 million yen

In the industrial machinery business, we continuously recorded an operating loss due to the fact that the sales decreased, as we could not achieve the planned production volume along with the aging equipment and due to the increase, etc. of raw material cost and energy cost. As a result, as there is an indication of impairment, we have judged whether we need to recognize the impairment loss in this consolidated fiscal year.

After the review, we do not record the impairment loss, as we judge the undiscounted future cashflow exceeds the book value.

(2) Other information contributing to the understanding by users of the consolidated financial statements on the details of accounting estimates

Our company regularly amortizes fixed assets and in case there is an indication of potential impairment for fixed assets, by comparing the total amount of undiscounted future cashflow obtained from the asset group with the book value, we need to judge whether we should recognize the impairment loss or not. As a result of the judgment, if it is necessary to recognize the impairment loss, we reduce the book value to the collectible amount and the decrease in book value is recognized as the impairment loss. The collectible amount is measured as either net realizable value or use value, whichever is higher.

The estimation of future cashflow used to measure such judgment is based on the mid-term business plan of the industrial machinery business and such business plan uses the sales expansion due to global deployment, the increase of sales due to in-take of maintenance demand for conveyor chains and the cost improvement due to capital investment aiming for productivity improvement as its preconditions. As for the judgment whether we need to recognize the impairment loss or not, we use the plan reflecting a certain uncertainty in such a business plan and these judgments may have an important impact.

5. Notes to the consolidated balance sheet

[1]        Assets giving as security and liabilities related to security

(1) Assets giving as security

Buildings and structures	133	million yen

Machinery, equipment and delivery equipment	0	million yen
Land	448	million yen
Investment securities	6,836	million yen
Total	7,419	million yen

(2) Liabilities related to security

Short-term debt	2,194	million yen
Long-term debt	10,172	million yen
Total	12,367	million yen

[2] Accumulated depreciation of tangible fixed assets	59,053	million yen

[3] Transfer amount of endorsed bills receivable	38	million yen

6. Notes to the consolidated statements of changes in net assets

[1] Type of issued shares and number of shares at the settling day of this consolidated fiscal year

Common shares	10,924,201 shares

[2] Type of treasury shares and number of shares at the settling day of this consolidated fiscal year

Common shares	785,649 shares

[3] Matters regarding dividend of surplus

(1) Paid dividend amount, etc.

Matters regarding dividend by the resolution at the 131st Ordinary General Meeting of Shareholders held on June 25, 2024
・ Total dividend	155 million yen
・ Dividend per share	15 yen
・ Record date	2March 31, 2024
・ Effective date	June 26, 2024

(2) Dividend whose effective date falls in the next consolidated fiscal year among the dividend whose record date falls in this consolidated fiscal year

We shall propose as follows at the 132nd Ordinary General Meeting of Shareholders held on June 24, 2025.
・ Total dividend	253 million yen
・ Dividend per share	25 yen
・ Record date	March 31, 2025
・ Effective date	June 25, 2025
・ Dividend resource	Retained earnings

7. Notes regarding financial instruments

[1] Matters regarding the situation of financial instruments

(1) Policy for approach to financial instruments

Our company group finances the required funds (mainly bank borrowing and the issuance of corporate bonds) based on the business plan and the investment plan. We manage temporary surplus funds with financial instruments having high safety and finance short-term working capital by bank borrowing. As for derivatives, we use them to mitigate risks as described later and we do not have any speculative transactions.

(2) The details of financial instruments and risks regarding such financial instruments

The notes receivable and the accounts receivable, which are trade receivables, are exposed to customers’ credit risk. In addition, the foreign currency-based trade receivables generated when doing overseas business are exposed to exchange fluctuation risk, so we have a risk hedge using forward exchange contracts within the range of such transaction amount.

The investment securities are mainly shares of companies with which we have business relations and are exposed to market price fluctuation risk.

The notes payable and the accounts payable, which are trade payable, mostly have the due date of 6 months or less. Some of them are foreign currency-based trade payable and they are exposed to exchange risk.

The debt, the corporate bonds and lease liabilities relating to lease transactions are for financing relating to capital investment and maturity dates are 8 years after the settling day at the maximum. Some of them are exposed to interest rate risk.

The derivative transactions are forward exchange contract transactions aiming to hedge exchange fluctuation risk relating to trade receivables and trade payable.

(3) Risk management system regarding financial instruments

1) Credit risk management (risks relating to non-fulfillment of contracts by business partners)

Our company ensures that each division in charge periodically monitors our business partners’ status relating to trade receivables according to the business management regulations and the accounting regulations to monitor the due date and the balance for each business partner and to promptly identify and mitigate the collectivity risk due to the worsening financial status, etc. At our consolidated subsidiaries as well, we have similar controls to those of our company. As for derivative transactions, we have financial institutions with high reliability as partners to mitigate credit risk due to non-fulfillment of liabilities by our business partners.

2) Market risk management (fluctuation risk of foreign exchange and interest rate, etc.)

Our company hedges the exchange fluctuation risk relating to foreign currency-based trade receivables and trade payable by using forward exchange contracts. We have the forward exchange contracts within the range supported by actual needs.

As for investment securities, we periodically review their market prices and the financial status of issuing companies and continuously review our possession situation considering the relation with our business partners, etc.

At our company, the Finance and Accounting Department is in charge of execution and management of derivative transactions and the General Manager of the Finance and Accounting Department reports the operation status to the Board of Directors.

Our consolidated subsidiaries make financial reports including derivative transactions to our company’s Board of Directors on a quarterly basis.

3) Liquidity risk management relating to financing (risk of not executing payment on due date)

Our company ensures that business administration departments prepare and renew financing plans in a timely manner based on reports, etc. from each section and manage liquidity risk through maintenance of liquidity on hand, etc.

(4) Supplementary explanation on matters regarding the market price, etc. of financial instruments

As we reflect variation factors in calculating the market price of financial instruments, such a market price may change, applying different preconditions, etc.

[2]	Matters regarding the market price, etc. of financial instruments

The accounted amount in the consolidated balance sheet as of March 31, 2025, the market price and the differences are as follows. The shares, etc. without market prices are not included in the following table. (Refer to “notes)

In addition, we omit a note for cash and cash equivalents and we also omit notes for deposits, notes receivable, accounts receivable, contract assets, notes payable and accounts payable, short-term debt, lease liabilities (current liabilities), income taxes payable and contract liability, as they are settled in a short period and the market prices are mostly close to the book value.

	Accounted amount in the consolidated balance sheet (million yen)	Market price (million yen)	Difference (million yen)
[1] Investment securities
Other securities	11,220	11,220	－
Total assets	11,220	11,220	－
[1] Corporate bonds	5,700	5,384	Δ315
[2] Long-term debt	12,182	11,699	Δ482
[3] Lease liabilities (fixed liabilities)	1,102	1,035	Δ66
[4] Long-term accounts payable	177	169	Δ7
Total liabilities	19,162	18,288	Δ873
Derivative transactions *
(1) Those not subject to hedge accounting	(1)	(1)	－
(2) Those subject to hedge accounting	－	－	－
Derivative transactions	(1)	(1)	－
*	The net receivables and liabilities generated by derivative transactions are indicated in net value and if there is an item that becomes a net liability as a total, we indicate it in ( ).

(Note) Shares, etc. without market prices

Accounted amount in the consolidated balance sheet (million yen)
Non-listed shares	189
Shares for non-consolidated subsidiaries and affiliated companies	5,305
[3]	Matters regarding the details, etc. by market price level for financial instruments

We classify the market price for financial instruments into the following 3 levels, depending on the observability and the importance of inputs used in calculating the market price.

Level 1 market price: The market price calculated by the market price for assets and liabilities subject to calculation of such a market price formulated by active market among observable inputs in calculating the market price

Level 2 market price:  The market price calculated by other inputs in calculating the market price than the inputs used in Level 1  among observable inputs in calculating the market price

Level 3 market price:   The market price calculated by unobservable inputs in calculating the market price

In case we use various inputs having an impact on calculation of the market price, we classify such a market price into the level having the lowest priority in calculating the market price among the levels to which each input belongs.

(1) Financial assets and financial liabilities having the market price as the accounted amount in the consolidated balance sheet

(Unit: million yen)

	Market price
Category	Level 1	Level 2	Level 3	Total
Investment securities
Other securities
Shares	11,211	－	－	11,211
Local bonds	－	9	－	9
Derivative transactions (*1)	－	[1]	－	[1]
Total assets	11,211	8	－	11,219

*1 The net receivables and liabilities generated by derivative transactions are indicated in net value and if there is an item that becomes a net liability as a total, we indicate it in ().

(2) Financial assets and financial liabilities not having the market price as the accounted amount in the consolidated balance sheet

(Unit: million yen)

	Market price
Category	Level 1	Level 2	Level 3	Total
Corporate bonds	－	5,384	－	5,384
Long-term debt	－	11,699	－	11,699
Lease liabilities (fixed liabilities)	－	1,035	－	1,035
Long-term accounts payable	－	169	－	169
Total liabilities	－	18,288	－	18,288

(Note) Explanation on valuation method and inputs in calculating the market price

Investment securities

We evaluate listed shares using the market price. As the listed shares are in transaction in the active market, such a market price is classified as that for Level 1. Receivables, namely, receivables with standard prices or receivables calculated by the present value after discounting the future cashflow generated from such receivables, are classified in the market price of Level 2.

Derivative transactions

The market price for exchange contracts is calculated by the discounted present valuation methos using such observable inputs as exchange rates and classified in the market price of Level 2.

Corporate bonds

The market price of corporate bonds issued by our company is calculated by the discounted present valuation method based on the total amount of principal and interest and the rate considering the residual period and the credit risk of such corporate bonds and is classified in the market price of Level 2.

Long-term debt and lease liabilities

These market prices are calculated by the discounted present valuation method based on the total amount of principal and interest and the rate considering the residual period and the credit risk of such liabilities and is classified in the market price of Level 2.

Long-term accounts payable

The market price is calculated by the present value after discounting the future cashflow by the rate considering the residual period and classified in the market price of Level 2.

8. Notes regarding information per share

[1] Net assets value per share	3,030. 34 yen
[2] Net income per share	116. 65 yen

9. Explanatory Notes on Important Subsequent Events

(Execution of the Business Integration Agreement and the Share Exchange Agreement)

At the meeting of its Board of Directors on May 14, 2025, the Company resolved to integrate business between the Company and Tsubakimoto Chain Co. (“Tsubakimoto Chain”; together with the Company, the “Companies”) and to conduct a share exchange (the “Share Exchange”) through which the Company will become a wholly-owned subsidiary company resulting from the share exchange and Tsubakimoto Chain will become a wholly-owning parent company resulting from the share exchange, and have executed the Business Integration Agreement and the Share Exchange Agreement between the Companies on the same date.

Subject to approvals by the relevant authorities under applicable competition laws in Japan and Thailand, the Share Exchange will be conducted with the approval by a resolution at this general shareholders’ meeting. The effective date of the Share Exchange is scheduled to be January 1, 2026.

As a result of these transactions, Tsubakimoto Chain will become the Company’s wholly-owning parent company, and the Company, as its wholly-owned subsidiary company, will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. on December 29, 2025 (with December 26, 2025 as the final trading date).

1.	Purposes of Business Integration through the Share Exchange

The domestic chain industry, to which the Company and Tsubakimoto Chain belong, has been undergoing restructuring in response to changes in the market environment, such as an increase in foreign capital inflows. In addition, chain manufacturers from China and South Korea are aggressively entering the Japanese market, mainly through promotions at major domestic exhibitions, and there are some cases where customers of the Companies are considering entering into transactions with such chain manufacturers from China and South Korea as suppliers. Furthermore, restructuring and mergers among chain manufacturers in the United States and Europe are progressing actively, and the Companies anticipate that global competition will intensify only further. Moreover, the Companies are expected to respond to market demands for achieving a decarbonized society, such as reducing greenhouse gas emissions; thus, the business environment is also undergoing major changes.

Under these circumstances, the Company came to recognize that the Share Exchange would contribute to the enhancement of its corporate value, based on the belief that the Share Exchange would lead to the creation of new business opportunities by enabling the Companies to leverage the management resources, including human resources, assets, technologies, and know-how, of the Company Group (meaning the corporate group consisting of the Company, and 20 subsidiaries and six affiliates of the Company (as of March 31, 2025)) and the Tsubaki Group (meaning the corporate group consisting of Tsubakimoto Chain, and 78 subsidiaries and eight affiliates of Tsubakimoto Chain (as of March 31, 2025)) and to achieve optimal financial strategies for the Companies’ groups as a whole, thereby making it possible for the Companies to flexibly implement their management strategies from a medium- to long-term perspective.

2.	Outline of the Share Exchange

(1)	Name and description of business of the wholly-owning parent company resulting from the share exchange
Name	Tsubakimoto Chain Co.
Description of business	Manufacture and sale of drive chains and conveyor chains, speed reducers, linear operating machines, timing chain systems for engines, and transport, sorting, storage systems, etc.

(2)	Schedule of the Share Exchange
Record date for annual general meeting of shareholders (the Company)	Monday, March 31, 2025
Resolution date of the meeting of the Board of Directors for executing the Business Integration Agreement and the Share Exchange Agreement (the Companies)	Wednesday, May 14, 2025
Execution date of the Business Integration Agreement and the Share Exchange Agreement (the Companies)	Wednesday, May 14, 2025
Resolution date of annual general meeting of shareholders for approval of the Share Exchange Agreement (the Company)	Tuesday, June 24, 2025 (scheduled)
Final trading date (the Company)	Friday, December 26, 2025 (scheduled)
Date of delisting (the Company)	Monday, December 29, 2025(scheduled)
Scheduled implementation date of the Share Exchange (effective date)	Thursday, January 1, 2026(scheduled)

(Note 1)         Tsubakimoto Chain plans to implement the Share Exchange by way of a simplified share exchange that does not require approval by resolution of its general shareholders’ meeting, as prescribed in Article 796, Paragraph 2 of the Companies Act.

(Note 2)          The above schedule can be changed upon agreement by the Companies if necessary for the performance of procedures for the Share Exchange or for other reasons (including the status of obtaining approvals required for the implementation of the Share Exchange from relevant authorities in Japan and Thailand pursuant to applicable competition laws). Notifications will be made promptly should there arise any changes to the above schedule.

(3)	Method of the Share Exchange

The Share Exchange is a share exchange through which Tsubakimoto Chain will become a wholly-owning parent company resulting from the share exchange and the Company will become a wholly-owned subsidiary company resulting from the share exchange. The Share Exchange will be conducted, in the case of Tsubakimoto Chain, by way of a simplified share exchange that does not require approval by a resolution of its general shareholders’ meeting, as prescribed in Article 796, Paragraph 2 of the Companies Act, and in the case of the Company, with the Share Exchange Agreement being approved by a resolution at its annual general shareholders’ meeting to be held on June 24, 2025. The effective date of the Share Exchange is scheduled to be January 1, 2026.

3.	Share Exchange Ratio and Calculation Method for Shares, and Number of Shares to be Delivered
(1)	Class of and share exchange ratio for shares, and number of shares to be delivered
	Tsubakimoto Chain (a wholly-owning parent company resulting from the share exchange)	The Company (a wholly-owned subsidiary company resulting from the share exchange)
Allotment Ratio in Connection with the Share Exchange	1	0.65
Number of Shares to be Delivered in the Share Exchange	6,558,107 shares of common stock of Tsubakimoto Chain (scheduled)

(Note 1)     Share allotment ratio

Tsubakimoto Chain will allot and deliver 0.65 shares of common stock of Tsubakimoto Chain (the “Tsubakimoto Chain Shares”) per the Company’s share of common stock (the “Company Shares”). However, no Company Shares held by Tsubakimoto Chain at the Record Time (as defined below) will be allocated. The allotment ratio for the Share Exchange written above (the “Share Exchange Ratio”) may be changed upon discussions and agreement between the Company if there are significant changes to the terms and conditions on which the calculation is based.

(Note 2)     Number of the Tsubakimoto Chain Shares to be delivered in the Share Exchange

Upon the Share Exchange, Tsubakimoto Chain will deliver, to the shareholders of the Company (meaning shareholders after the cancellation of treasury shares as described below, and excluding Tsubakimoto Chain) at the time immediately prior to its acquisition via the Share Exchange of all the issued shares of the Company (excluding the shares of the Company held by Tsubakimoto Chain) (the “Record Time”), the number of the Tsubakimoto Chain Shares calculated by multiplying the total number of the Company Shares held by the shareholders by 0.65, in exchange for the Company Shares held by them.

All of the shares to be delivered by Tsubakimoto Chain will be allocated from the treasury shares held by Tsubakimoto Chain as of May 14, 2025 and a portion of the own shares that Tsubakimoto Chain will acquire on or after May 14, 2025. For more information on the new acquisition of own shares by Tsubakimoto Chain on or after May 14, 2025, please refer to the “Notice Regarding Decision on Matters Relating to the Acquisition of Treasury Shares (Acquisition of Treasury Shares under the Articles of Incorporation pursuant to Article 165, Paragraph 2 of the Companies Act)” disclosed on May 14, 2025.

The Company plans to cancel, immediately prior to the Record Time, all of the treasury shares in its possession as of the point in time immediately prior to the Record Time (including own shares acquired by the Company in response to a share purchase demand by a dissenting shareholder as prescribed in Article 785, Paragraph 1 of the Companies Act that may be made in relation to the Share Exchange), by a resolution at the meeting of its Board of Directors held before the day immediately prior to the effective date of the Share Exchange.

(2)	Basis and reason for allotments in connection with the Share Exchange

The Company and Tsubakimoto Chain carefully examined the Share Exchange Ratio based on the results of due diligence conducted by the Company and Tsubakimoto Chain on each other while referring to the calculation results of the share exchange ratio obtained from their financial advisors and third-party valuation agents, and were engaged in extensive negotiations and discussions upon comprehensive consideration of factors such as the financial condition, status of assets, and future outlooks of the Companies. As a result of these repeated negotiations and discussions, the Company and Tsubakimoto Chain have concluded that the Share Exchange Ratio is appropriate and serves the interests of their respective shareholders. Based on this conclusion, the Companies have determined that the implementation of the Share Exchange using the Share Exchange Ratio is appropriate.

10. Other notes

[1] Notes regarding impairment loss

Our company recorded impairment loss for the following asset groups.

Location	Usage	Type	Impairment loss (million yen)
Kaga city, Ishikawa Pref.	Aluminum rim production equipment	Buildings and structures, Machinery, equipment and delivery equipment, lease assets, others	289
Kaga city, Ishikawa Pref.	Plastic processing & production equipment	Machinery, equipment and delivery equipment, others	15

Our company applies assets groupings per minimum unit generating mostly independent cashflow, mainly based on classification in management accounting (by product, by division).

As for our company’s business assets, we continuously recorded a loss from the business activities and the short-term business recovery is not likely, therefore, we reduced the fixed assets’ book value to the collectible value and recorded such decreased amount in extraordinary loss as impairment loss (305 million yen). The details are 140 million yen for buildings and structures, 110 million yen for machinery, equipment and delivery equipment, 47 million yen for lease assets and 6 million yen for others.

In addition, we measured the collectible amount for this assets group by net realizable value and such net realizable value is based on the appraisal by experts.

Balance Sheet

(as of March 31, 2025)
(Unit: million yen)

Assets		Liabilities
Current assets	16,354	Current liabilities	9,110
Cash and cash equivalents	1,307	Accounts payable	3,850
Notes receivable	2,297	Short-term debt	1,539
Accounts receivable	5,276	Long-term debt (due date within one year)	955
Contract asset	4	Lease liabilities	122
Merchandise and finished products	1,888	Income taxes payable	60
Work in progress	1,953	Contract liability	47
Raw materials and supplies	1,388	Reserve for bonuses	382
Others	2,237	Provision for product warranties	133
Allowance for doubtful accounts	Δ0	Provision for loss on order received	37
		Provision for loss on disaster	140
		Others	1,840
Fixed assets	29,172	Fixed liabilities	21,982
Tangible fixed assets	11,631	Corporate bonds	5,700
Buildings	3,891	Long-term debt	11,622
Structures	407	Lease liabilities	1,007
Machinery, equipment	3,729	Deferred tax liabilities	1,220
Delivery equipment	22	Provision for retirement benefits	2,312
Land	2,168	Long-term accounts payable	118
Lease assets	315	Total liabilities	31,092
Construction in progress	832	Net assets
Others	262	Shareholder’s equity	8,837
Intangible fixed assets	129	Capital stock	3,536
Software	120	Capital surplus	2,864
Others	9	Capital reserve	2,861
Investments and other assets	17,411	Other capital surplus	3
Investment securities	11,196	Retained earnings	3,052
Affiliated companies’ shares	3,600	Profit reserve	556
Investments to affiliated companies	1,334	Retained earnings others	2,496
Long-term loans to affiliated companies	1,906	Provision of reserve for advanced depreciation of non-current assets	184
Others	132	Special reserve fund	1,172
Allowance for doubtful accounts	Δ758	Retained earnings brought forward	1,139
Deferred assets	38	Treasury shares	Δ616
Bond issuance cost	38	Valuation and translation adjustments	5,635
		Valuation difference on available-for-sale securities	5,635
		Total net assets	14,472
Total assets	45,565	Total liabilities and equity	45,565

Profit and Loss Statement

（	From April 1, 2024 to March 31, 2025	）

(Unit: million yen)

Account	Amount
Net sales		27,773
Cost of goods sold		23,782
Gross profit		3,990
Selling, general and administrative expenses		4,414
Operating loss		423
Non-operating income
Interest income	53
Dividend income	1,099
Foreign exchange gain	1
Reversal of allowance for doubtful accounts at affiliated companies	10
Others	69	1,234
Non-operating expenses
Interest expense	87
Bond interest	43
Amortization of bond issuance cost	8
Provision of allowance for doubtful accounts	30
Others	93	263
Ordinary profit		547
Extraordinary gain
Gain on sale of investment securities Gain on reversal of provision for loss on disaster	637 65	702
Extraordinary loss
Loss on retirement of property	33
Impairment loss	305
Loss on disaster	17	356
Income before income taxes and others		893
Corporate tax, inhabitant and enterprise taxes	149
Income taxes - deferred	Δ58	90
Current net income		802

Statement of changes in net assets

（	From April 1, 2024 to March 31, 2025	）

(Unit: million yen)

	Shareholder’s Equity
	Capital stock	Capital surplus			Retained earnings
		Capital surplus	Other capital surplus	Total capital surplus	Profit reserve	Retained earnings others			Total retained earnings
						Provision of reserve for advanced depreciation of non-current assets	Special reserve fund	Retained earnings brought forward
April 1, 2024 Balance at beginning of current period	3,536	2,861	－	2,861	556	184	1,872	Δ207	2,406
Changes of items during period
Dividend of surplus				－				Δ155	Δ155
Current net income				－				802	802
Reversal of reserve for advanced depreciation of non-current assets				－		Δ0		0	－
Reversal of special reserve fund				－			Δ700	700	－
Purchase of treasury shares				－					－
Disposal of treasury shares			3	3					－
Net changes of items other than shareholder’s equity				－					－
Total changes of items during period	－	－	3	3	－	Δ0	Δ700	1,346	646
March 31, 2025 Balance at end of current period	3,536	2,861	3	2,864	556	184	1,172	1,139	3,052

	Shareholder’s equity		Valuation and translation adjustments		Total net assets
	Treasury shares	Total shareholder’s equity	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
April 1, 2024 Balance at beginning of current period	Δ417	8,387	8,043	8,043	16,430
Changes of items during period
Dividend of surplus		Δ155			Δ155
Current net income		802			802
Reversal of reserve for advanced depreciation of non-current assets		－			－
Reversal of special reserve fund		－			－
Purchase of treasury shares	Δ209	Δ209			Δ209
Disposal of treasury shares	10	13			13
Net changes of items other than shareholder’s equity		－	Δ2,407	Δ2,407	Δ2,407
Total changes of items during period	Δ199	450	Δ2,407	Δ2,407	Δ1,957
March 31, 2025 Balance at end of current period	Δ616	8,837	5,635	5,635	14,472

Notes to non-consolidated financial statements

1.	Matters regarding important accounting policy

[1] Valuation criteria and valuation method for securities

Shares for subsidiaries and for affiliated companies	:	The cost method using the moving average method
Other securities Other than shares without a market price	:	The market value method (the valuation difference is reported as a component of shareholders’ equity and the cost of goods sold is calculated by the moving average method.)
Shares, etc. without a market price	:	The cost method using the moving average method

[2] Valuation criteria and valuation method for inventory

Finished products	:	The cost method using the weighted-average method (however, the cost method using the specific identification method for conveyors)
Work in process	:	The cost method using the weighted-average method (however, the cost method using the specific identification method for conveyors)
Raw materials and supplies	:	The cost method using the moving average method

(The values in the balance sheet are calculated using the method of reducing book value based on the decrease in profitability.)

[3] Depreciation method for fixed assets

Tangible fixed assets (excluding lease assets)	:

By the declining balance method

However, as for the buildings (excluding accessory equipment) obtained after April 1, 1998, and the accessory equipment and structures obtained after April 1, 2016, we use the straight-line method.

Buildings and structures: 3 ~ 47 years

Machinery, equipment and delivery equipment: 2 ~ 9 years

Intangible fixed assets
Software	:	As for software (for internal use), we use the straight-line method based on the internal usable period (5 years).
Lease assets	:	As for lease assets under the finance lease exempt from passage of title, we set the lease period as service life and the difference between the total lease fee and the equivalent to the acquisition cost is deemed as interest equivalents and we apply a method to distribute such amount to each term using the interest method.
[4] Accounting method for important deferred assets
Bond issuance cost	:	The bond issuance cost is written off by the straight-line method throughout the bond redemption period for each applicable bond.
[5] Criteria for recording reserves
Allowance for doubtful accounts	:	We record the estimated uncollectible amount, using the loan loss ratio for general receivables, and by considering the collectability for each receivable for such specific receivables as doubtful accounts receivable to prepare for bad debt loss for accounts receivable and loan receivable, etc.
Reserve for bonuses	:	We record it based on the estimated amount borne in this consolidated fiscal year to cover the payment of bonuses payable to employees.

Provision for product warranties	:	We record the estimated amount to be incurred in future based on the past actual result and the estimated amount based on individual consideration to prepare for the expense for product warranties.
Provision for loss on order received	:	We record the estimated loss amount for such orders with which a loss is likely to occur and with which such loss can be reasonably estimated among all the orders in this consolidated fiscal year to prepare for future loss relating to order contracts.
Provision for retirement benefits	:

It is to prepare for retirement benefits for employees, and we record the amount which is likely to have been incurred at the end of this fiscal year based on the estimated retirement benefits and the estimated pension assets at the end of this fiscal year.

We account for the actuarial differences by mainly processing the amount distributed by the straight-line method based on fixed years (10 years) within the average residual years of service for employees when such differences occur in each consolidated fiscal year, starting from the next consolidated fiscal year after they occur.

Provision for loss on disaster	:	We record the estimated amount to be incurred in future to prepare for the expenses required for restoring, etc. of assets damaged by the disaster.

[6] Hedge accounting method

(1) Hedge accounting method	We apply deferral hedge accounting for foreign currency-based monetary assets with forward exchange contracts.
(2) Hedge method and scope of hedge	Hedge method: forward exchange contracts Scope of hedge: foreign currency-based monetary assets
(3) Hedge policy	We make forward exchange contracts as derivative transactions for risk hedge method covering foreign currency-based transactions.
(4) Method to evaluate hedge effectiveness	We do not evaluate the effectiveness on the settling day, as the correlation by subsequent fluctuation of the exchange rate is completely covered due to the fact that we apply deferral hedge accounting for each asset by making forward exchange contract for the same foreign currency-based amount on the same day following the risk management policy when concluding forward exchange contracts.

[7] Criteria for recording important revenues and expenses

The details of the main obligations in our main businesses relating to profits generated from the contracts with customers of our company and the usual timing to fulfill such obligations (the usual timing to recognize revenues) are as follows.

Our company mainly engages in the motorcycle parts business (motorcycle chains, rims, spokes, wheels), the automobile parts business (automobile engine chains, sprocket, tensioner), the industrial machinery business (chains for industrial machinery, conveyor) and sales of others (welfare equipment) and provision of related services.

For sales of products, we recognize revenues when the control of products is transferred to customers based on the contract with them and for services, etc. in the industrial machinery business, we recognize revenues when our company fulfills the obligation based on the contract with customers.

For certain sales of products, we have an obligation to deliver merchandise or products based on the sales contract with customers. Under this obligation, as customers obtain control of such items when we complete the delivery of merchandise or products, we conclude that our obligation is fulfilled.

In addition, for the transaction with supply for a fee where we purchase parts, etc. from customers and then sell finished products after processing to such customers, we recognize revenues by applying net value after deducting the purchase costs of such parts, etc.

Therefore, for the domestic sales, we apply the substitute treatment in Article 98 of “The Guidance on the Accounting Standard for Revenue Recognition” and recognize revenues when delivering such items.

For certain product sales in the industrial machinery business, we have an obligation to deliver products and services responding to customers’ specifications and the obligation for such products shall be fulfilled according to the progress of manufacturing and the control of assets or services is to be transferred during a certain period of time, therefore, we conclude that our obligation is fulfilled throughout a certain period of time. We recognize such revenue in accordance with the degree of progress only when we can estimate such degree of progress with reliability, except for works involving small amount and short period. We calculate the degree of progress using a proportion of accumulated actual incurred cost against the direct estimated cost, as we judge that the incurred cost appropriately indicates the degree of progress.

Moreover, by applying the substitute treatment in Article 95 of “The Guidance on the Accounting Standard for Revenue Recognition”, we recognize revenues when we completely fulfill the obligation, not recognizing revenues throughout a certain period of time, in case the period from the starting date of the transaction based on the contract to the timing when we estimate to completely fulfill the obligation is substantially short.

[8] Accounting method regarding retirement benefits

The accounting method for unrecognized actuarial differences relating to retirement benefits is different from the corresponding accounting method applied for the consolidated financial statements.

2. Notes regarding changes in accounting policy

[1] Application of “The Accounting Standard for Current Income Taxes”

We apply the “The Accounting Standard for Current Income Taxes”, etc. (ASBJ Statement No. 27, October 28, 2022. Hereinafter referred to as “2022 Revised Accounting Standard”) from the beginning of this consolidated fiscal year.

As for the revision in the account for corporate taxes, etc. (taxes on other comprehensive income), we follow the transitional treatment defined in the proviso, Article 20-3 of 2022 Revised Accounting Standard.

The change in this accounting policy does not have any impact on the financial statements.

3. Notes regarding accounting estimates

As for the accounting estimates, we calculate reasonable amounts based on available information when preparing the financial statements. Among the accounting estimates recorded in the financial statements for this consolidated fiscal year, the accounting items which may have an important impact on the financial statements for the next fiscal year are the same items as described in the Notes to consolidated financial statements “4. Notes regarding accounting estimates: [1] Recognition and measurement of impairment loss for fixed assets regarding our company’s aluminum rim business and [2] whether we need to recognize the impairment loss for fixed assets of our company’s industrial machinery business.

4. Notes to the balance sheet

[1] Assets giving as security and liabilities related to security

(1) Assets giving as security

Buildings	133	million yen
Machinery, equipment	0	million yen
Land	448	million yen
Investment securities	6,836	million yen
Total	7,419	million yen

(2) Liabilities related to security

Shoer-term debt	1,239	million yen
Long-term debt (due date within one year)	955	million yen
Long-term debt	10,172	million yen
Total	12,367	million yen

[2] Accumulated depreciation of tangible fixed assets	30,971	million yen

[3] Guaranteed liabilities

Our company gives a financial guarantee for the following related companies’ debt from financial institutions.

D.I.D PHILIPPINES INC.	36	million yen
P.T. DAIDO INDONESIA MANUFACTURING	880	million yen
DAIDO INDIA PVT.LTD.	210	million yen
DAIDO CORPORATION OF AMERICA	538	million yen
DAIDO INDUSTRIAL E COMERCIAL LTDA.	155	million yen
DAIDO INDUSTRIA DE CORRENTES DA AMAZONIA LTDA.	315	million yen
DID EUROPE S.R.L.	148	million yen

The above guaranteed liabilities are converted into Japanese yen using the exchange rate of the settling day.

[4] Monetary assets and monetary liabilities with related companies (excluding the companies classified)

(1) Short-term monetary assets	4,676	million yen
(2) Short-term monetary liabilities	1,326	million yen

[5] Transfer amount of endorsed bills receivable	38	million yen

5. Notes to the profit and loss statement

[1] Transaction amount with related companies

Net sales	10,472	million yen
Purchase amount	5,287	million yen
Transaction amount other than business transactions	1,111	million yen

[2] Provision of allowance for doubtful accounts for related companies

The provision of allowance for doubtful accounts for related companies has been accounted for considering the financial status, etc. of our consolidated subsidiary (D.I.D PHILIPPINES INC.).

6. Notes to the statement of changes in net assets

Type and number of the treasury shares at the end of this fiscal year

Common shares	775,205 shares

7. Notes regarding tax effect accounting

The details of deferred tax assets and deferred tax liabilities by main reason for occurrence

　Deferred tax assets

Reserve for bonuses	116	million yen
Provision for retirement benefits	724	million yen
Impairment loss	528	million yen
Loss from inventory revaluation	202	million yen
Allowance for doubtful accounts	344	million yen
Provision for loss on disaster	44	million yen
Loss on valuation of shares of subsidiaries and associates	1,219	million yen
Loss on valuation of investments in capital of subsidiaries and affiliates	536	million yen
Tax loss carried forward	18	million yen
Others	190	million yen
Sub-total for deferred tax assets	3,926	million yen
Valuation allowance for total of future deductible temporary differences, etc.	Δ2,484	million yen
Total deferred tax assets	1,441	million yen

　Deferred tax liabilities

Provision of reserve for advanced depreciation of non-current assets	Δ 83	million yen
valuation difference on available-for-sale securities	Δ 2,579	million yen
Total deferred tax liabilities	Δ 2,662	million yen
Net deferred tax liabilities	Δ 1,220	million yen

8. Notes regarding transactions with related parties

[1] The parent company and major corporate shareholders, etc.

Not applicable

[2] Officers and main individual shareholders, etc.

Not applicable

[3] Subsidiaries and affiliated companies

type	Name of company, etc.	Holding (held) ratio of voting rights (%)	Relationship with related party	Details of transaction	Transaction amount (million yen)	Account	Ending balance (million yen)
Subsidiary	D.I.D PHILIPPINES INC.	Direct holding 100.00	Lending funds	Lending and collecting funds (-) (Note 1)	571 (-472)	Long-term loans payable to subsidiaries and affiliates	571
Subsidiary	P.T.DAIDO INDONESIA MANUFACTURING	Direct holding 100.00	Debt guarantee Interlocking directorates	Debt guarantee (Note 2)	880	－	－
Subsidiary	DAIDO INDIA PVT.LTD.	Holding Direct 98.91 Indirect 1.09	Lending funds Interlocking directorates	Lending and collecting funds (-) (Note 1)	210 (-30)	Short-term loans payable to subsidiaries and affiliates (Other current assets) Long-term loans payable to subsidiaries and affiliates	307 995
Subsidiary	DAIDO CORPORATION OF AMERICA	Direct holding 100.00	Our company sells products, equipment, etc. Debt guarantee Interlocking directorates	Sales of chain parts and equipment, etc. (Note 3)	1,407	Accounts receivable	588
				Debt guarantee (Note 2)	538	－	－
Subsidiary	DAIDO INDUSTRIAL E COMERCIAL LTDA.	Direct holding 100.00	Lending funds	Lending and collecting funds (-) (Note 1)	650 (-650)	Short-term loans payable to subsidiaries and affiliates (Other current assets)	650
Subsidiary	DID EUROPE S.R.L.	Direct holding 100.00	Our company sells products	Sales of chains, etc. (Note 3)	3,541	Accounts receivable	746
Affiliated companies accounted for using the equity method	Tsukiboshi Manufacturing Co., Ltd.	Direct holding 29.00	Delivery of spokes and bolts to our company Interlocking directorates	Purchase of spokes and bolts, etc. (Note 3)	1,582	Accounts payable	536

Transaction conditions and decision policy for transaction conditions, etc.

(Notes) 1. As for lending funds, we determine the interest rate reasonably referring to the market actuals. We do not ask for any collateral.

2. The debt guarantee is that our company gives a financial guarantee for our subsidiaries’ debt from financial institutions. We do not ask for any collateral.

3. The price and other transaction conditions are determined based on the price negotiation referring to the market actuals.

[4] Sister companies, etc.

Not applicable.

9. Notes regarding revenue recognition

The information used as a base to understand the revenue generated from the contracts with customers is described in “Matters regarding important accounting policy” and “Criteria for recording important revenues and expenses”.

10. Notes regarding information per share

[1] Net assets amount per share	1,426.03 yen
[2] Current net income per share	78.40 yen

11. Explanatory Notes on Important Subsequent Events

(Execution of the Business Integration Agreement and the Share Exchange Agreement)

At the meeting of its Board of Directors on May 14, 2025, the Company resolved to integrate business between the Company and Tsubakimoto Chain Co. (“Tsubakimoto Chain”; together with the Company, the “Companies”) and to conduct a share exchange through which the Company will become a wholly-owned subsidiary company resulting from the share exchange and Tsubakimoto Chain will become a wholly-owning parent company resulting from the share exchange, and have executed the Business Integration Agreement and the Share Exchange Agreement between the Companies on the same date.

The details are described in “9. Explanatory Notes on Important Subsequent Events” of the Notes to consolidated financial statements.

12. Other notes

[1] Notes regarding impairment loss

Our company recorded impairment loss for the following asset groups.

Location	Usage	Type	Impairment loss (million yen)
Kaga city, Ishikawa Pref.	Aluminum rim production equipment	Buildings and structures, Machinery, equipment and delivery equipment, lease assets, others	289
Kaga city, Ishikawa Pref.	Plastic processing & production equipment	Machinery, equipment, others	15

Our company applies assets groupings per minimum unit generating mostly independent cashflow, mainly based on classification in management accounting (by product, by division).

As for our company’s business assets, we continuously recorded a loss from the business activities and the short-term business recovery is not likely, therefore, we reduced the fixed assets’ book value to the collectible value and recorded such decreased amount in extraordinary loss as impairment loss (305 million yen). The details are 130 million yen for buildings, 9 million yen for structures, 108 million yen for machinery and equipment, 2 million yen for delivery equipment, 47 million yen for lease assets and 6 million yen for others.

In addition, we measured the collectible amount for this assets group by net realizable value and such net realizable value is based on the appraisal by experts.

Accounting audit report regarding the consolidated financial statements

Independent auditor’s report May 19, 2025 To the Board of Directors, Daido Kogyo Co., Ltd. KPMG AZSA LLC
Hokuriku office
Designated limited liability partner Executive member	Certified public accountant	Katsunori Hanaoka
Designated limited liability partner Executive member	Certified public accountant	Toshiyuki Makino

Audit opinion

We have audited the consolidated financial statements, which are the consolidated balance sheet, the consolidated profit and loss statement, the consolidated statement of changes in net assets and the notes to consolidated financial statements, for the consolidated fiscal period from April 1, 2024 to March 31, 2025, of Daido Kogyo Co., Ltd. (the Company) in accordance with the provisions of Article 444, Clause 4 of the Companies Act.

In our opinion, the above-mentioned consolidated financial statements present fairly, in all material respect, the status of the assets and the profit or loss of the company group consisting of the Company. and its consolidated subsidiaries for the period regarding these consolidated financial statements, in accordance with the corporate accounting standards generally accepted as fair and valid in Japan.

Basis of opinion

We conducted the audit in accordance with the generally accepted audit standards in Japan. KPMG AZSALLC’s responsibility in the audit standards is described in “Auditor’s responsibility for audit of the consolidated financial statements”. We are, in accordance with The Code of Ethics for Professional Accountants in Japan, independent from the Company and its subsidiaries and fulfill other ethical responsibilities as auditor. We believe that we have obtained sufficient and appropriate audit evidence as a base of our opinion.

Emphasis

As described in the notes regarding important subsequent events (conclusion of business integration agreement and share exchange agreement) within the notes to consolidated financial statements, the Company decided to execute a business integration with Tsubakimoto Chain and to execute a share exchange through which the Company will become a wholly-owned subsidiary company and Tsubakimoto Chain will become a wholly-owning parent company by the resolution made at the Board of Directors meeting held on May 14, 2025, and on the same day, the Company concluded a business integration agreement and a share exchange agreement. The share exchange will be executed after obtaining approval by resolution made at the Ordinary General Meeting of Shareholders held on June 24,2025, with a condition to obtain approvals, etc. for competition laws applicable, etc. from concerned authorities in Japan and Thailand, having an effective date of January 1, 2026.

The Company’s shares will be delisted as of December 29, 2025 through appropriate procedures.

This matter shall not have any impact on our opinion.

Other details described

Other details described are the business report and its annexed detailed statements. The management’s responsibility is to prepare and disclose other details described. The Audit and Supervisory Committee’s responsibility is to oversight the company directors’ execution of responsibilities in establishing and managing the reporting process of other details described.

Othe details described are not included in the scope of our audit opinion regarding the consolidated financial statements and we do not express any opinion on other details described.

Our responsibility regarding the audit of the consolidated financial statements is to peruse the other details described, to review whether there is any material difference between the other details described and the consolidated financial statements or the knowledge we have obtained during the audit, when perusing the other details described, and in addition, to pay attention whether there is any sign of material error in the other details described other than such material difference.

In case we acknowledge that there is material error in the other details described based on our review work conducted, we are required to report such fact.

There is no item we are required to report regarding the other details described.

Responsibilities of the management and the Audit and Supervisory Committee for the consolidated financial statements

The management’s responsibility is to prepare and appropriately express the consolidated financial statements in accordance with the corporate accounting standards generally accepted as fair and valid in Japan. It includes the management’s responsibility to establish and manage the internal control system that the management believes necessary to prepare and appropriately express the consolidated financial statements without material misstatement due to fraud or error.

In preparing the consolidated financial statements, the management has a responsibility to assess whether it is appropriate to prepare the consolidated financial statements based on the going concern assumption and to disclose matters regarding going concern if it is required to disclose such matters in accordance with the corporate accounting standards generally accepted as fair and valid in Japan.

The Audit and Supervisory Committee’s responsibility is to oversight the company directors’ execution of responsibilities in establishing and managing the financial reporting process.

Auditor’s responsibility for audit of the consolidated financial statements

The auditor’s responsibility is to express the opinion on the consolidated financial statements in the audit report from an independent standpoint based on the audit conducted by the auditor, obtaining a reasonable guarantee on whether there is any material misstatement due to fraud or error in the consolidated financial statements as a whole. A misstatement is likely to occur due to fraud or error and is acknowledged as material if it is reasonably assumed to affect the decision-making of the users of the consolidated financial statements, individually or collectively.

The auditor conducts the followings, making judgements as professional experts and holding professional skepticism through the audit process in accordance with the generally accepted audit standards in Japan.

・ We identify and assess the risk of material misstatement due to fraud or error. In addition, we plan and execute an audit procedure responding to the risk of material misstatement. The selection and application of audit procedures shall be subject to the auditor’s judgement. In addition, we obtain sufficient and appropriate audit evidence as a base to express our opinion.

・ The purpose for the audit of the consolidated financial statements is not to express the opinion on the effectiveness of the internal control system, however, the auditor reviews the internal control system relating to the audit to plan an appropriate audit procedure responding to circumstances when making a risk assessment.

・ We evaluate the accounting policy the management has adopted, the appropriateness of its application method, the rationality of accounting estimates made by the management and the adequacy of related notes.

・ We make a conclusion on whether it is appropriate for the management to prepare the consolidated financial statements based on the going concern assumption and whether any material uncertainty is assumed relating to events or circumstances likely to raise material doubt on the going concern assumption based on the obtained audit evidence. If there is material uncertainty with the going concern assumption, we are required to call for attention to the notes to the consolidated financial statements in the audit report, or if the notes regarding material uncertainty in the consolidated financial statements are not appropriate, we are required to express the opinion with exceptions. The auditor’s conclusion is based on the audit evidence obtained by the date of the audit report and there is a possibility that a company may not continue as going concern due to future events or circumstances.

・ We evaluate whether the presentation and the notes to the consolidated financial statements are in accordance with the corporate accounting standards generally accepted as fair and valid in Japan and whether the presentation, the structure and the details of the consolidated financial statements including related notes as well as the consolidated financial statements appropriately present transactions and accounting events which are the base of the statements.

・ We plan and conduct the audit of the consolidated financial statements to obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries, being a base of the opinion on the consolidated financial statements. The auditor has a responsibility to direct, oversight and peruse regarding the audit of the consolidated financial statements. The auditor is responsible for the audit opinion independently.

The auditor reports to the Audit and Supervisory Committee on the scope and the execution period of planned audit, material audit findings identified in the execution process of the audit including material weakness in the internal control system and other matters required in the audit standards.

The auditor reports to the Audit and Supervisory Committee that the auditor has complied with the rule regarding professional ethics in Japan on independence, the matters which may reasonably affect the auditor’s independence and, if the auditor takes a measure to eliminate hindrance or applies a safeguard to mitigate such hindrance to acceptable level, such details.

Conflict of interest

There is no conflict of interest to be described based on the provisions of the Certified Public Accountant Act between the Company and its subsidiaries and KPMG AZSA LLC or its Executive members.

Concluded

Accounting audit report regarding financial statements

Independent auditor’s report May 19, 2025 To the Board of Directors, Daido Kogyo Co., Ltd. KPMG AZSA LLC
Hokuriku office
Designated limited liability partner Executive member	Certified public accountant	Katsunori Hanaoka
Designated limited liability partner Executive member	Certified public accountant	Toshiyuki Makino

Audit opinion

We have audited the financial statements, which are the balance sheet, the profit and loss statement, the statement of changes in net assets and the notes to non-consolidated financial statements and its annexed detailed statements (hereinafter referred to as “financial statements, etc.”), for the 132nd fiscal period from April 1, 2024 to March 31, 2025, of Daido Kogyo Co., Ltd. (the Company) in accordance with the provisions of Article 436, Clause 2-1 of the Companies Act.

In our opinion, the above-mentioned financial statements, etc. present fairly, in all material respect, the status of the assets and the profit or loss for the period regarding these financial statements, etc. in accordance with the corporate accounting standards generally accepted as fair and valid in Japan.

Basis of opinion

We conducted the audit in accordance with the generally accepted audit standards in Japan. KPMG AZSALLC’s responsibility in the audit standards is described in “Auditor’s responsibility for audit of the financial statements, etc.”. We are, in accordance with

The Code of Ethics for Professional Accountants in Japan, independent from the Company and fulfill other ethical responsibilities as auditor. We believe that we have obtained sufficient and appropriate audit evidence as a base of our opinion.

Emphasis

As described in the notes regarding important subsequent events (conclusion of business integration agreement and share exchange agreement) within the notes to consolidated financial statements, the Company decided to execute a business integration with Tsubakimoto Chain and to execute a share exchange through which the Company will become a wholly-owned subsidiary company and Tsubakimoto Chain will become a wholly-owning parent company by the resolution made at the Board of Directors meeting held on May 14, 2025, and on the same day, the Company concluded a business integration agreement and a share exchange agreement. The share exchange will be executed after obtaining approval by resolution made at the Ordinary General Meeting of Shareholders held on June 24,2025, with a condition to obtain approvals, etc. for competition laws applicable, etc. from concerned authorities in Japan and Thailand, having an effective date of January 1, 2026.

The Company’s shares will be delisted as of December 29, 2025 through appropriate procedures.

This matter shall not have any impact on our opinion.

Other details described

Other details described are the business report and its annexed detailed statements. The management’s responsibility is to prepare and disclose other details described. The Audit and Supervisory Committee’s responsibility is to oversight the company directors’ execution of responsibilities in establishing and managing the reporting process of other details described.

Other details described are not included in the scope of our audit opinion regarding the consolidated financial statements and we do not express any opinion on other details described.

Our responsibility regarding the audit of the financial statements, etc. is to peruse the other details described, to review whether there is any material difference between the other details described and the financial statements, etc. or the knowledge we have obtained during the audit, when perusing the other details described, and in addition, to pay attention whether there is any sign of material error in the other details described other than such material difference.

In case we acknowledge that there is material error in the other details described based on our review work conducted, we are required to report such fact.

There is no item we are required to report regarding the other details described.

Responsibilities of the management and the Audit and Supervisory Committee for the financial statements, etc.

The management’s responsibility is to prepare and appropriately express the financial statements, etc. in accordance with the corporate accounting standards generally accepted as fair and valid in Japan. It includes the management’s responsibility to establish and manage the internal control system that the management believes necessary to prepare and appropriately express the financial statements, etc. without material misstatement due to fraud or error.

In preparing the financial statements, etc., the management has a responsibility to assess whether it is appropriate to prepare the financial statements, etc. based on the going concern assumption and to disclose matters regarding going concern if it is required to disclose such matters in accordance with the corporate accounting standards generally accepted as fair and valid in Japan.

The Audit and Supervisory Committee’s responsibility is to oversight the company directors’ execution of responsibilities in establishing and managing the financial reporting process.

Auditor’s responsibility for audit of the financial statements, etc.

The auditor’s responsibility is to express the opinion on the financial statements, etc. in the audit report from an independent standpoint based on the audit conducted by the auditor, obtaining a reasonable guarantee on whether there is any material misstatement due to fraud or error in the financial statements, etc. as a whole. A misstatement is likely to occur due to fraud or error and is acknowledged as material if it is reasonably assumed to affect the decision-making of the users of the financial statements, etc., individually or collectively.

The auditor conducts the followings, making judgements as professional experts and holding professional skepticism through the audit process in accordance with the generally accepted audit standards in Japan.

・   We identify and assess the risk of material misstatement due to fraud or error. In addition, we plan and execute an audit procedure responding to the risk of material misstatement. The selection and application of audit procedures shall be subject to the auditor’s judgement. In addition, we obtain sufficient and appropriate audit evidence as a base to express our opinion.

・   The purpose for the audit of the financial statements, etc. is not to express the opinion on the effectiveness of the internal control system, however, the auditor reviews the internal control system relating to the audit to plan an appropriate audit procedure responding to circumstances when making a risk assessment.

・   We evaluate the accounting policy the management has adopted, the appropriateness of its application method, the rationality of accounting estimates made by the management and the adequacy of related notes.

・   We make a conclusion on whether it is appropriate for the management to prepare the financial statements, etc. based on the going concern assumption and whether any material uncertainty is assumed relating to events or circumstances likely to raise material doubt on the going concern assumption based on the obtained audit evidence. If there is material uncertainty with the going concern assumption, we are required to call for attention to the notes to the financial statements, etc. in the audit report, or if the notes regarding material uncertainty in the financial statements, etc. are not appropriate, we are required to express the opinion with exceptions. The auditor’s conclusion is based on the audit evidence obtained by the date of the audit report and there is a possibility that a company may not continue as going concern due to future events or circumstances.

・   We evaluate whether the presentation and the notes to the financial statements, etc. are in accordance with the corporate accounting standards generally accepted as fair and valid in Japan and whether the presentation, the structure and the details of the financial statements, etc. including related notes as well as the financial statements, etc. appropriately present transactions and accounting events which are the base of the statements.

The auditor reports to the Audit and Supervisory Committee on the scope and the execution period of planned audit, material audit findings identified in the execution process of the audit including material weakness in the internal control system and other matters required in the audit standards.

The auditor reports to the Audit and Supervisory Committee that the auditor has complied with the rule regarding professional ethics in Japan on independence, the matters which may reasonably affect the auditor’s independence and, if the auditor takes a measure to eliminate hindrance or applies a safeguard to mitigate such hindrance to acceptable level, such details.

Concluded

Audit and Supervisory Committee’s audit report

Audit report

We have audited the company directors’ execution of responsibilities in the 132nd fiscal year from April 1, 2024 to March 31, 2025. We report the method, and the results as follows.

1. Audit method and its details

Regarding the details of the Board of Directors’ resolutions relating to the matters stipulated in Article 399, Clause 13-1-1 b and c of the Companies Act, and the system established based on such resolutions (internal control system), we periodically receive reports on the situation of such establishment and management from the directors and employees, ask for explanations as necessary, express our opinion and conducted the audit as per the following methods.

(1) In accordance with the Audit and Supervisory Committee rules and the Audit and Supervisory Committee standards for audit, etc. determined by the Audit and Supervisory Committee and following the current period’s audit policy, the audit plan and the segregation of duties, etc., we, in cooperation with the internal control department, attended important meetings, received reports from the directors and employees, etc. on the matters regarding the execution of their responsibilities, asked for explanations as necessary, reviewed important approval documents and inspected business operations and the assets positions at the HQs and main offices. In addition, as for the subsidiaries, we communicated with directors and auditors of the subsidiaries, shared information and were reported of the business performances from the subsidiaries as necessary.

(2) As for the basic policies in Article 118, Clause 3 a of the Ordinance for Enforcement of the Companies Act and each approach stated in Clause 3 b described in the business performance report, we added our review on the details considering the progress of discussions at the Board of Directors and other meetings.

(3) We supervised and reviewed whether the accounting auditor kept the independence stance, received reports from the accounting auditor on the execution of the responsibilities and asked for explanations as necessary. In addition, we were notified from the accounting auditor that the auditor established “the structure to ensure that the execution of responsibilities would be appropriately made” (the matter described in each clause of Article 133 of the Regulation on Corporate Accounting) in accordance with “the quality management standard for audit”, etc. (Business Accounting Council) and asked for explanations as necessary.

Based on the above-mentioned methods, we reviewed the business performance report and the annexed detailed statements, financial statements (the balance sheet, the profit and loss statement, the statement of changes in net assets and the notes to non-consolidated financial statements and the annexed detailed statements, and the consolidated financial statements (the consolidated balance sheet, the consolidated profit and loss statement, the consolidated statement of changes in net assets and the notes to consolidated financial statements).

2. Audit results

[1] Audit results for the business performance reports, etc.

(1) We acknowledge that the business performance report and its annexed detailed statements correctly represent the company’s situation in accordance with the laws and the articles of incorporation.

(2) We have not recognized any fraudulent acts regarding the directors’ execution of the responsibilities or any material facts violating the laws or the articles of incorporation.

(3) We acknowledge that the details of the Board of Directors’ resolutions regarding the internal control system are appropriate. In addition, we have no points to note regarding the details described in the business performance report and the directors’ execution of the responsibilities regarding such an internal control system.

(4) We acknowledge that the basic policy regarding the approach by the personnel to control the decision on the company’s financial and business policies described in the business performance report is appropriate. We acknowledge that each approach described in Article 118 Clause 3 b of the Ordinance for Enforcement of the Companies Act is in line with such a basic policy, does not compromise our company’s shareholders’ common benefits and does not have any purpose of maintaining the position of our company’s officers.

[2] Audit results for the financial statements and the annexed detailed statements

We acknowledge that the audit method and the audit results made by the accounting auditor, KPMG AZSA LLC, are appropriate.

[3] Audit results for the consolidated financial statements

We acknowledge that the audit method and the audit results made by the accounting auditor, KPMG AZSA LLC, are appropriate.

May 19, 2025
Audit and Supervisory Committee, Daido Kogyo Co., Ltd.
Audit and Supervisory Committee Member	Kiyohiro Kajiya	[seal]
Audit and Supervisory Committee Member	Seiji Sakashita	[seal]
Audit and Supervisory Committee Member	Shoji Takechi	[seal]
Audit and Supervisory Committee Member	Miho Yamamoto	[seal]
Audit and Supervisory Committee Member	Jun Akimoto	[seal]

(Note) The Audit and Supervisory Committee Members, Seiji Sakashita, Shoji Takechi, Miho Yamamoto and Jun Akimoto are external directors defined in Article 2 Clause 15 and Article 331 Clause 6 of the Companies Act.